EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (SEC File Nos. 333-147435, 333-108672 and 333-108673) and in Registration Statements on Form S-3 (SEC File Nos. 333-148286, 333-147596, 333-147595, 333-123401, 333-133264 and 333-115033) of Elixir Gaming Technologies, Inc, a Nevada Corporation (the “Company”) of our report dated March 22, 2007, to the directors of Dolphin Advanced Technologies Pty Ltd (“Dolphin”) with respect to the Consolidated Financial Statements of Dolphin for the six months ended December 31, 2006 included in the Annual Report on Form 10-K of the company for the year ended December 31, 2007.

/s/ BDO Kendalls Audit and Assurance (VIC) Pty Ltd

BDO Kendalls Audit And Assurance (VIC) Pty Ltd
March 31, 2008